Exhibit 99.1

News Release

NUCOR REPORTS RECORD RESULTS FOR 2004

CHARLOTTE, NORTH CAROLINA, January 27, 2005 – Nucor Corporation (NYSE: NUE) announced today record earnings and sales for 2004. Net earnings per share and average shares outstanding for all periods reflect a two-for-one stock split effective in October 2004.

Nucor’s consolidated net earnings for 2004 were $1.12 billion ($7.02 per diluted share), compared with $62.8 million ($0.40 per diluted share) in 2003. Consolidated net earnings for this year’s fourth quarter were $341.4 million ($2.12 per diluted share), compared with $20.6 million ($0.13 per diluted share) in the fourth quarter of 2003. The increased earnings are primarily attributable to higher average selling prices and increased margins, accompanied by the successful integration of the coiled plate mill in Tuscaloosa, Alabama and the cold rolling mill in Decatur, Alabama.

Nucor’s consolidated net sales for 2004 increased 82% to $11.38 billion, compared with $6.27 billion in 2003. Average sales price per ton increased 66% while total tons shipped to outside customers increased 9% from 2003. In the fourth quarter of 2004, Nucor’s consolidated net sales increased 86% to $3.09 billion, compared with $1.66 billion in the fourth quarter of 2003. From the fourth quarter of 2003 to the fourth quarter of 2004, average sales price per ton increased 85% and total tons shipped to outside customers increased 1%.

The average scrap and scrap substitute cost per ton used increased 74% from $137 in 2003 to $238 in 2004, and increased 79% from $155 in the fourth quarter of 2003 to $278 in the fourth quarter of 2004.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $375.9 million in 2004 (including a LIFO charge of $36.7 million for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $115.0 million in 2003 (including a LIFO charge of $17.6 million for Nucor-Yamato Steel Company). In the fourth quarter of 2004, the LIFO charge was $152.5 million (including a LIFO charge of $11.3 million for Nucor-Yamato Steel Company), compared with a charge of $75.5 million in the fourth quarter of 2003 (including a LIFO charge of $8.9 million for Nucor-Yamato Steel Company).

During 2004, Nucor revised estimates for environmental reserves as additional information was obtained, reducing environmental reserves by $10.0 million, compared with a reduction of $8.3 million in 2003. In both the fourth quarter of 2004 and 2003, Nucor reduced estimates for environmental reserves by $.2 million.

Pre-operating and start-up costs of new facilities decreased to $28.8 million in 2004, compared with $117.5 million in 2003. For the fourth quarter of 2004, pre-operating and start-up costs were $7.5 million compared with $26.0 million in the fourth quarter of 2003. In 2004, these costs primarily related to the continuing start-up of the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama (formerly Trico Steel Company, LLC) and the Castrip facility.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2004 (Continued)

We are pleased to announce that the Castrip process is commercially viable, and that we have assembled a team to determine the second Nucor location for a Castrip operation in the United States. We also plan to establish at least one joint venture with a partner overseas in 2005 to utilize the Castrip technology.

In 2004, Nucor established company records in its steel mills segment for steel production, total steel shipments and steel sales to outside customers. Steel production was 19,737,000 tons, compared with 17,441,000 tons produced in 2003, an increase of 13%. Total steel shipments increased 10% to 19,464,000 tons in 2004, compared with 17,656,000 tons in 2003. Steel shipments to outside customers increased 9% to 17,787,000 tons in 2004, compared with 16,263,000 tons in 2003. In the steel products segment, steel joist production during 2004 increased to 522,000 tons, compared with 503,000 tons in 2003. Steel deck sales increased to 364,000 tons in 2004, compared with 353,000 tons in 2003. Cold finished steel sales increased to 271,000 tons, compared with 237,000 tons in 2003.

Nucor had an effective tax rate of 35.2% in 2004 compared with 6.1% in 2003, and had an effective tax rate of 34.7% in the fourth quarter of 2004 compared with (29.9%) in the fourth quarter of 2003. The increase in the effective tax rate is primarily due to the effect of increased pre-tax earnings in 2004, partially offset by resolution of certain tax issues in the second half of 2004. In the fourth quarter of 2004 and 2003, Nucor recorded refundable state income tax credits of $4.1 million and $3.1 million, respectively.

Earlier this month, Nucor announced that it had entered into an agreement to purchase the assets of Fort Howard Steel, Inc.’s operations in Oak Creek, Wisconsin. This facility produces cold finished bar product and has approximately 140,000 tons of annual capacity. Closing of the transaction is expected to occur in mid February after satisfactory resolution of regulatory approvals, transfer of appropriate permits and other contracts, and other closing conditions.

Nucor expects to earn between $1.70 and $1.90 per diluted share in the first quarter of 2005, compared with $0.72 per diluted share in the first quarter of 2004. The first quarter is typically the weakest quarter of the year due to seasonal softness in the construction market because of weather conditions. We expect that the strong business conditions experienced in 2004 will continue through 2005 and that the second and third quarters of 2005 will be stronger than the first quarter.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2004 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, the sensitivity of the results of Nucor’s operations to prevailing steel prices and changes in the supply and cost of raw materials, including scrap steel; general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 27, 2005 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations/Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except per share data)

	Year Ended December 31,		Quarter Ended December 31,
	2004	2003	2004	2003
NET SALES	$11,376,828	$6,265,823	$3,088,998	$1,661,080

COSTS, EXPENSES AND OTHER:
Cost of products sold	9,128,872	5,996,547	2,445,069	1,603,119
Marketing, administrative and other expenses	415,030	165,369	96,052	34,743
Interest expense, net	22,352	24,627	4,521	4,643
Minority interests	80,894	23,950	20,547	7,167
Other income	(1,596)	(11,547)	—	(4,412)

	9,645,552	6,198,946	2,566,189	1,645,260

EARNINGS BEFORE INCOME TAXES	1,731,276	66,877	522,809	15,820
Provision for income taxes	609,791	4,096	181,391	(4,733)

NET EARNINGS	$1,121,485	$62,781	$341,418	$20,553

NET EARNINGS PER SHARE:
Basic	$7.08	$0.40	$2.14	$0.13
Diluted	$7.02	$0.40	$2.12	$0.13

AVERAGE SHARES OUTSTANDING:
Basic	158,383	156,531	159,268	156,907
Diluted	159,754	156,833	160,777	157,325

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2004 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	Dec. 31, 2004	Dec. 31, 2003
Assets
CURRENT ASSETS:
Cash and short-term investments	$779,049	$350,332
Accounts receivable	962,755	572,479
Inventories	1,239,888	560,396
Other current assets	193,256	137,353

Total current assets	3,174,948	1,620,560

PROPERTY, PLANT AND EQUIPMENT	2,818,307	2,817,135

OTHER ASSETS	139,952	54,658

	$6,133,207	$4,492,353

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable	$471,549	$329,863
Federal income taxes payable	28,957	—
Salaries, wages and related accruals	320,276	91,187
Accrued expenses and other current liabilities	245,008	208,545

Total current liabilities	1,065,790	629,595

LONG-TERM DEBT DUE AFTER ONE YEAR	923,550	903,550

DEFERRED CREDITS AND OTHER LIABILITIES	514,569	439,852

MINORITY INTERESTS	173,313	177,279

STOCKHOLDERS’ EQUITY:
Common stock	73,753	36,427
Additional paid-in capital	147,206	117,399
Retained earnings	3,688,555	2,641,708
Accumulated other comprehensive loss, net of tax	(1,177)	—
Unearned compensation	(392)	—

	3,907,945	2,795,534
Treasury stock	(451,960)	(453,457)

Total stockholders’ equity	3,455,985	2,342,077

	$6,133,207	$4,492,353

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

NUCOR REPORTS RECORD RESULTS FOR 2004 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Year Ended December 31,
	2004	2003
Operating activities:
Net earnings	$1,121,485	$62,781
Adjustments:
Depreciation	383,305	364,112
Gain on sale of facility and equipment	(1,596)	(4,400)
Impairment of assets	13,200	—
Deferred income taxes	6,693	74,300
Minority interests	80,892	23,942
Changes in (exclusive of acquisitions and dispositions):
Current assets	(1,005,513)	(75,144)
Current liabilities	417,851	54,059
Other	13,401	(5,030)

Cash provided by operating activities	1,029,718	494,620

Investing activities:
Capital expenditures	(285,925)	(215,408)
Investment in affiliates	(82,458)	(22,125)
Disposition of plant and equipment	3,094	11,634
Acquisitions (net of cash acquired)	(169,646)	(34,941)
Other investing activities	—	(6,742)

Cash used in investing activities	(534,935)	(267,582)

Financing activities:
Proceeds from long-term debt	20,000	25,000
Repayment of long-term debt	—	(16,000)
Issuance of common stock	68,630	18,961
Distributions to minority interests	(84,858)	(63,318)
Cash dividends	(74,638)	(62,654)
Termination of interest rate swap agreement	4,800	2,300

Cash used in financing activities	(66,066)	(95,711)

Increase in cash and short-term investments	$428,717	$131,327

Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com